AMENDMENT
TO
EXECUTIVE SEVERANCE AGREEMENT
THIS AMENDMENT (the “Amendment”) is made to the Executive Severance Agreement dated December 5, 2011 by and between Theodore M. Wright (“Executive”) and Conn’s, Inc. (“Conn’s”, and such agreement, the “Agreement”).
WHEREAS, Conn’s and Executive previously entered into the Agreement and have determined that for good and valuable consideration, it is in the best interests of Conn’s and Executive to amend the Agreement to replace the parachute payment limitation provisions currently contained in Section 5 of the Agreement with an alternative cap on parachute payments, as reflected in the amendment of Section 5 below.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
Section 5 of the Agreement is hereby amended and restated in its entirety to read as follows:
Section 5.    Potential Limitation on Payments.
(a)    Anything in this Agreement to the contrary notwithstanding, if it is determined that any payment or distribution by Conn’s to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5) (all such payments and benefits, including the payments and benefits under Section 5 hereof, being hereinafter referred to as the “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively the “Excise Tax”), then the Total Payments will be reduced, in the order specified in Section 5(b), to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but only if the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).
(b)    The Total Payments will be reduced in the following order: (i) reduction of any cash severance payments otherwise payable to the Executive that are exempt from Section 409A of the Code; (ii) reduction of any other cash payments or benefits otherwise payable to the Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code; (iii) reduction of any other payments or benefits otherwise payable to the Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting and payments with respect to any equity award that are exempt from Section 409A of the Code; and (iv) reduction of any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code, in each case beginning with payments that would otherwise be made last in time.
(c)    Subject to the provisions of Section 5(d) hereof, all determinations required to be made under this Section 5, including whether and when Total Payments should be reduced, the amount of such Total Payments, Excise Taxes and all other related determinations, as well as all assumptions to be utilized in arriving at such determinations, will be made by a nationally recognized certified public accounting firm as may be designated by Conn’s, subject to Executive’s approval which will not be unreasonably withheld (the “Accounting Firm”). All fees and expenses of the Accounting Firm will be borne solely by Conn’s. Any determination by the Accounting Firm will be binding upon Conn’s and the Executive.
(d)    As a result of uncertainty in the application of Section 280G and Section 4999 of the Code at the time of the initial calculation by the Accounting Firm hereunder, it is possible that the cash severance payment made by Conn’s will have been less than Conn’s should have paid pursuant to Section 5 hereof (the amount of any such deficiency, the “Underpayment”), or more than Conn’s should have paid pursuant to Section 5 hereof (the amount of any such overage, the “Overpayment”). In the event of an Underpayment, Conn’s will pay the Executive the amount of such Underpayment (together with interest at 120% of the rate provided in Section 1274(b)(2)(B) of the Code) not later than five business days after the amount of such Underpayment is subsequently determined, provided, however, such Underpayment will not be paid later than the end of the calendar year following the calendar year in which the Executive remitted the related taxes. In the event of an Overpayment, the amount of such Overpayment will be paid to Conn’s by the Executive not later than five business days after the amount of such Overpayment is subsequently determined (together with interest at 120% of the rate provided in Section 1274(b)(2)(B) of the Code).
[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment is adopted and effective as of this 3rd day of December, 2013.

EXECUTIVE	CONN’S, INC.

/s/ Theodore M. Wright	By:/s/ Robert F. Bell
Theodore M. Wright	Name: Robert F. Bell
Title: VP and General Counsel